Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-171299, 333-168734, 333-166248, 333-151669, 333-141211, 333-126404, 333-124610, 333-124572, 333-114688, 333-92086, 333-92088, 333-92090, 333-85387, 333-32412, 333-44148, 333-52258, 333-57860, 333-57862, 333-57864, and 333-75770 and Form S-3 No. 333-168733) of Juniper Networks, Inc. of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc., and the effectiveness of internal control over financial reporting of Juniper Networks, Inc., included in this Annual Report (Form 10-K) of Juniper Networks, Inc., for the year ended December 31, 2010.

/s/ Ernst & Young LLP

San Jose, California
February 25, 2011